UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): November 1, 2005

BankUnited Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-13921

FL	650377773
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

255 Alhambra Circle, Coral Gables, FL 33134

(Address of Principal Executive Offices, Including Zip Code)

305-569-2000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

a. Robert Green Employment Contract

On November 2, 2005, BankUnited Financial Corporation’s subsidiary, BankUnited, FSB (“BankUnited”) entered into an employment agreement with Robert Green in connection with his employment as Executive Vice President, Residential Real Estate of BankUnited. Mr. Green has served as Executive Vice President, Residential Real Estate since March 2004.

Mr. Green’s agreement provides for an annual base salary of $175,000, subject to annual review and adjustment by the Compensation Committee of the Board (the “Committee”), an annual bonus based on merit and determined in the discretion of the Committee, and incentive fees calculated as six thousandths of one percent (.006%) of total wholesale and retail residential loan production or such other percentage as determined by the Committee pursuant to its annual review. In addition to salary, bonus and incentive fees, Mr. Green may receive other cash, stock or stock based compensation for services rendered at such time and in such amounts and on such terms and conditions as the Committee, in its discretion, may determine.

Pursuant to the agreement, on November 2, 2005 Mr. Green was granted 10,000 restricted shares of the Company’s Class A Common Stock (the “Restricted Stock”). The Restricted Stock shall vest over six years from the date of grant, with restrictions on the Restricted Stock lapsing on one-sixth of the shares on the anniversary of the date of grant each year through 2011.

The agreement will expire on November 2, 2007 unless sooner terminated, but may be renewed by the Compensation Committee for terms of up to two additional years, unless Mr. Green resigns prior to that time or is sooner terminated. Mr. Green’s employment agreement may be terminated at any time with or without cause. If termination occurs due to disability, Mr. Green will receive severance benefits that include any compensation or obligations accrued for periods prior to the date of termination, six months of salary, bonus and incentive fees and his vested benefits. If Mr. Green is terminated as a result of death, his estate or beneficiaries will be entitled to receive any compensation or obligations accrued for periods prior to the date of termination, six months of salary, bonus and incentive fees and any life insurance proceeds due from group policies. If Mr. Green is terminated following a change in control, he will receive an amount equal to one year of salary, bonus and incentive fees. If Mr. Green is terminated without cause, he is entitled to receive an amount equal to six months of salary, bonus and incentive fees and his vested benefits under the Company’s employee benefit programs. Mr. Green’s employment agreement also contains confidentiality and non-compete commitments as well as a provision for golf club membership.

b. Compensation Committee Awards CEO Two Restricted Stock Grants and Sets Performance Goals

On November 1, 2005, the Compensation Committee of the registrant’s Board of Directors awarded the Company’s Chief Executive Officer (the “CEO”) two restricted stock grants under the 2002 Plan. Each grant is for 37,000 shares of Series B Preferred Stock that must be earned by the achievement of performance goals over the period commencing on October 1,

2005 and ending on September 30, 2006. If the performance goals are met, the shares are subject to vesting based on continued service, over a period of eight years thereafter. The goals set for one CEO restricted stock grant consist of consist of targets for assets, total deposits, total core deposits, net income and earnings per share. The goals set for the other CEO restricted stock grant relates to financial resource management. For each grant the CEO is eligible to earn up to the full number of shares, depending upon whether the goals are achieved and the level of achievement. The Compensation Committee’s evaluation of whether the performance goals were achieved may consider acts of God, legal or regulatory changes, unusual or generally non-recurring events not assumed at the time the goals were set.

c. Compensation Committee Awards COO a Restricted Stock Grant and Sets Performance Goals

On November 1, 2005, the Compensation Committee awarded the registrant’s chief operating officer (the “COO”) a restricted stock grant under the 2002 Plan. The grant is for 26,000 shares of the Company’s Class A Common Stock that must be earned by the achievement of performance goals over the period commencing on October 1, 2005 and ending on September 30, 2006. If the performance goals are met, the shares are subject to vesting based on continued service, over a period of six years thereafter. The goals set for the COO grant consist of targets for the Company’s assets, total deposits, core deposits, net income, financial resource management and earnings per share. The COO is eligible to earn up to the full number of shares subject to the grant, depending upon whether the goals are achieved and the level of achievement. The Compensation Committee’s evaluation of whether the performance goals were achieved may consider acts of God, legal or regulatory changes, unusual or generally non-recurring events not assumed at the time goals were set.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION

Date: November 07, 2005

	By:	/s/ Humberto L. Lopez
Humberto L. Lopez
Senior Executive Vice President and
Chief Financial Officer